The Lazard Funds, Inc.
Securities Purchases during an Underwriting involving
Lazard Freres & Co. LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended June 30, 2001


Portfolio:			Lazard Mid Cap

Security:			Aquila Inc.

Date Purchased:			04/23/01

Total Shares Offered:		10,500,000

Price Per Share:		$24.000

Shares Purchased
by the Portfolio *:		3,900

Total Principal Purchased
by the Portfolio *:		$93,600

% of Offering Purchased
by the Portfolio:		0.04%

% of Offering Purchased
by all Portfolios
(25% Maximum*):			0.89%

Broker:				Merril Lynch


Note: Purchases by all Portfolios in aggregate may not exceed 25% of the principal amount of the offering.